UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2014
Atlanticus Holdings Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-53717	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328
(Address of principal executive offices)

Registrant's telephone number, including area code: 770-828-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2014, Atlanticus Holdings Corporation (the “Company”) and certain of its subsidiaries (the “Subsidiary Guarantors”) entered into a Loan and Security Agreement (the “Agreement”) with Dove Ventures, LLC, a Nevada limited liability company (“Dove”). The Agreement provides for a senior secured term loan facility in an amount of up to $40.0 million at any time outstanding, consisting of (i) an initial term loan of $20.0 million, and (ii) additional term loans available in the sole discretion of Dove and upon the Company’s request, provided that the aggregate amount of all outstanding term loans does not exceed $40.0 million. On November 26, 2014, Dove funded the initial term loan of $20.0 million. On November 28, 2014, the Company used the proceeds of the initial term loan to repurchase $46.1 million in aggregate principal amount of its 5.875% convertible senior notes due 2035.  The aggregate purchase price for these notes was $20.0 million (including accrued interest) and resulted in an aggregate gain of $12.0 million (net of the notes’ applicable share of deferred costs, which were written off in connection with the repurchase).

The obligations of the Company under the Agreement are guaranteed by the Subsidiary Guarantors and secured by a pledge of certain assets of the Company and the Subsidiary Guarantors. The loans bear interest at the rate of 9% per annum, payable monthly in arrears. The principal amount of these loans is payable in a single installment on November 25, 2015. Future loans under the Agreement can be used for additional repurchases of the Company’s outstanding notes and other purposes approved by Dove. The Agreement includes customary affirmative and negative covenants, as well as customary representations, warranties and events of default. Subject to certain conditions, the Company can prepay the principal amounts of these loans without premium or penalty.

Dove is a limited liability company owned by three trusts. David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts, and David G. Hanna and members of his immediate family are the beneficiaries of this trust. Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts, and Frank J. Hanna, III and members of his immediate family are the beneficiaries of these other two trusts.

David G. Hanna is the Chief Executive Officer and Chairman of the Board of the Company. David G. Hanna possesses the power to vote and dispose of the shares of Common Stock held by a limited liability company that is one of the two largest shareholders of the Company, and Frank J. Hanna, III possesses the power to vote and dispose of the shares of Common Stock held by another limited liability company that is also one of the two largest shareholders of the Company.

The foregoing description is a summary of the Agreement and is qualified in its entirety by reference to the Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTICUS HOLDINGS CORPORATION

Date: December 2, 2014	By:	/s/ William R. McCamey
		Name:	William R. McCamey
		Title:	Chief Financial Officer and Treasurer

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